Exhibit 99.1

Aratana Therapeutics Reports Fourth Quarter and Full Year 2016 Financial Results

LEAWOOD, Kan., March 13, 2017 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative therapeutics for dogs and cats, announced its fourth quarter and full year 2016 financial results. For the quarter ended December 31, 2016, Aratana reported a net loss of $23.3 million or $0.64 diluted loss per share, which includes $10.7 million in inventory adjustments and impairment of an intangible asset. For the full year of 2016, Aratana reported a net loss of $33.6 million or $0.95 diluted loss per share, including impairment charges of intangible assets and inventory adjustments totaling $15.1 million.

"In 2016, Aratana distinguished itself as a pioneer in the animal health industry by achieving three FDA approvals for innovative pet therapeutics in a single year,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. "In 2017, we aim to commercialize our approved therapeutics and continue to progress our deep pipeline of development-stage therapeutic candidates.”

Recent Updates

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GALLIPRANT®  (grapiprant tablets) is approved by the U.S. Food and Drug Administration Center for Veterinary Medicine (CVM) for the control of pain and inflammation associated with osteoarthritis in dogs. Galliprant was made commercially available to veterinarians in the United States in January 2017 and while early into the launch, Aratana believes Galliprant has the potential to become one of the top pet therapeutics launched in the United States in the past decade. In April 2016, the Company entered a strategic collaboration with Elanco Animal Health (a division of Eli Lilly & Co.) in which Elanco was granted exclusive global rights outside the United States to develop, manufacture, market, and commercialize products based on licensed grapiprant rights and technology, including Galliprant, and co-promotion rights with Aratana in the United States.  The European Medicines Agency has commenced review of Aratana’s marketing authorization application for grapiprant in dogs in the European Union and Aratana continues to anticipate marketing authorization in 2017.

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ENTYCE® (capromorelin oral solution) is approved by the CVM for appetite stimulation in dogs. As communicated by the Company in February 2017, the CVM has requested additional information regarding the proposed transfer and scale-up of the manufacturing of Entyce, and the Company intends to work with the CVM to address its request. The Company continues to anticipate that Entyce will be commercially available by late-2017.

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NOCITA® (bupivacaine liposome injectable suspension) is approved by the CVM for local post-operative analgesia for cranial cruciate ligament surgery in dogs. Nocita was made commercially available in the United States in late-2016 and the Company has been focused in the early months on gaining access to the several hundred surgeons who frequently perform cranial cruciate ligament surgeries. Approximately 200 customers have placed initial orders for Nocita and the Company’s near-term commercial objectives include securing additional re-orders from this customer base.

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The Company is evaluating capromorelin for weight management in cats with chronic kidney disease. The pivotal field effectiveness study and pivotal target animal safety study are both on-going under CVM-concurred protocols.

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The Company is evaluating Nocita in other surgical procedures in dogs to potentially expand the label. In addition, Aratana is enrolling a pivotal field effectiveness study for post-operative pain management in cats with results anticipated by mid-2017. The Company recently completed a pivotal target animal safety study for cats under CVM-concurred protocols.

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The Company recently completed enrollment of a pivotal field safety study investigating AT-014 for the treatment of canine osteosarcoma. The Company anticipates conditional licensure by the Unites States Department of Agriculture (USDA) in the second half of 2017.

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The Company’s collaboration partner, VetStem BioPharma, began enrollment in a pivotal field effectiveness study of AT-016, an adipose-derived allogeneic stem cell therapeutic candidate for osteoarthritis pain in dogs, and anticipates results from the study in 2017. The Company believes VetStem plans to initiate a pivotal target animal safety study in 2017 and is making progress on the required Chemistry, Manufacturing and Controls (CMC) technical section.

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The Company has approximately 50 employees in commercial operations consisting of a chief operating officer, regional sales leaders, national account managers, therapeutic specialists (sales representatives), a veterinary medical director, veterinary medical liaisons, a sales director, a sales operations director, a senior marketing director and marketing managers, pharmacovigilance, customer service and other operations personnel. With its build-out of operations in 2016, in addition to its regulatory and development capability, the Company has transitioned into a fully-integrated pet therapeutics company.

Financial Results

The fourth quarter net loss was $23.3 million or $0.64 diluted loss per share, compared to a net loss of $12.9 million or $0.37 diluted loss per share for the corresponding quarter ended December 31, 2015. For the year ended December 31, 2016, Aratana reported a net loss of $33.6 million or $0.95 diluted loss per share compared to a net loss of $84.1 million or $2.45 diluted loss per share in 2015.  In 2016, results included inventory valuation adjustment losses of $7.2 million for BLONTRESS®, TACTRESS®, Entyce and Galliprant. Full year 2016 results included non-cash intangible asset impairment charges of $7.9 million related to Blontress, Tactress and AT-007. In 2015, Aratana financial results included non-cash intangible asset impairment charges of $43.4 million.

Aratana had $292 thousand in net revenue for the quarter ended December 31, 2016, which includes Nocita sales after becoming commercially available in late 2016, and $38.6 million in net revenue for the full year of 2016, which was generated largely from the upfront payment related to the collaboration agreement with Elanco.

Research and development expenses totaled $9.1 million in the fourth quarter ended December 31, 2016 compared to $6.5 million for the quarter ended December 31, 2015. For the full year 2016, research and development expenses totaled $30.5 million compared to $25.0 million in 2015. The increase in research and development expenses in 2016 was due primarily to increased milestone payments related to Galliprant, Entyce, Nocita and AT-016, and costs related to transfer and scale-up of the manufacturing of Entyce, which were partially offset by a decrease in development costs after the completion of several pivotal studies for the Company’s lead programs.

Selling, general and administrative expenses totaled $7.7 million for the fourth quarter ended December 31, 2016 compared to $5.8 million for the same period in 2015. For the full year 2016, selling, general and administrative expenses were $27.3 million versus $19.8 million for 2015. The increase is primarily related to expanding the commercial organization and other activities in preparation for therapeutic launches. The selling, general and administrative expenses in 2015 were impacted by the reversal of $1.2 million of the remaining contingent consideration due to former shareholders of Vet Therapeutics, Inc.

In 2015, other income included a gain of $5.1 million pertaining to the exercise of the warrant and the subsequent sale of shares acquired by the Company as part of a license agreement executed in March 2014.

Financial Guidance

As of December 31, 2016, Aratana had approximately $88.7 million in cash, cash equivalents, restricted cash and short-term investments. The Company expects that its cash, cash equivalents and short-term investments will fund operations and debt obligations through March 31, 2018.

Webcast & Conference Call Details

The Company will host a live conference call on Tuesday, March 14, 2017 at 8:30 a.m. ET to discuss financial results from the fourth quarter and full year ended December 31, 2016.

Interested participants and investors may access the audio webcast or use the conference call dial-in:

    1 (866) 364-3820 (U.S.)

    1 (855) 669-9657 (Canada)

    1 (412) 902-4210 (International)

A replay of the fourth quarter and full year results teleconference will be available the same day of the event by approximately 11 a.m. ET and an audio webcast will be accessible for 90 days in the Aratana Investor Room. For a replay of the call, use the below dial-in and conference ID 10101834:

    1 (877) 344-7529 (U.S.)

    1 (855) 669-9658 (Canada)

    1 (412) 317-0088 (International)

IMPORTANT SAFETY INFORMATION

GALLIPRANT® (grapiprant tablets) Not for use in humans. For use in dogs only. Keep this and all medications out of reach of children and pets. Store out of reach of dogs and other pets in a secured location in order to prevent accidental ingestion or overdose. Do not use in dogs that have a hypersensitivity to grapiprant. If Galliprant is used long term, appropriate monitoring is recommended. Concomitant use of Galliprant with other anti-inflammatory drugs, such as COX-inhibiting NSAIDs or corticosteroids, should be avoided. Concurrent use with other anti-inflammatory drugs or protein-bound drugs has not been studied. The safe use of Galliprant has not been evaluated in dogs younger than 9 months of age and less than 8 lbs (3.6 kg), dogs used for breeding, pregnant or lactating dogs, or dogs with cardiac disease. The most common adverse reactions were vomiting, diarrhea, decreased appetite, and lethargy. Please see full product label or call 1-888-545-5973 for full prescribing information.

ENTYCE® (capromorelin oral solution) is for use in dogs only. Do not use in breeding, pregnant or lactating dogs. Use with caution in dogs with hepatic dysfunction or renal insufficiency.  Adverse reactions in dogs may include diarrhea, vomiting, polydipsia, and hypersalivation. Should not be used in dogs that have a hypersensitivity to capromorelin. Please see the full Prescribing Information for more detail.

NOCITA® (bupivacaine liposome injectable suspension) is for use in dogs only. Do not use in dogs younger than 5 months of age, dogs used for breeding, or in pregnant or lactating dogs. Do not administer by intravenous or intra-arterial injection. Adverse reactions in dogs may include discharge from incision, incisional inflammation and vomiting. Avoid concurrent use with bupivacaine HCI, lidocaine or other amide local anesthetics. Please see the full Prescribing Information for more detail.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative therapeutics for dogs and cats. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to dogs and cats in a capital and time efficient manner. The company's pipeline includes therapeutic candidates for the potential treatment of pain, inappetence, viral diseases, allergy, cancer and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to anticipated financial performance, our ability to bring innovative products to the market; steps necessary for and timing of regulatory submissions and approvals of therapeutic candidates; study, development and commercialization of therapeutics or therapeutic candidates, including potential expansion of the label for existing therapeutics; our belief that Galliprant has the potential to become one of the top pet therapeutics launched in the United States in the past decade and statements regarding the Company's plans and opportunities, including, without limitation, offering innovative therapeutics that help manage pet’s medical needs safely and effectively and that result in longer and improved quality of life for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets, including BLONTRESS, TACTRESS, AT-007 and AT-011; risks pertaining to stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to obtain market approval or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; risks related to the restatement of our financial statements for the year ended December 31, 2013, and the identification of a material weakness in our internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; impacts of generic products; safety or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 15, 2016, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:

Craig Tooman

ctooman@aratana.com

(913) 353-1026

For media inquiries:

Rachel Reiff

rreiff@aratana.com

(913) 353-1050

ARATANA THERAPEUTICS, INC.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 31, (unaudited)		December 31,
	2016	2015	2016	2015
Revenues
Licensing and collaboration revenue	$82	$—	$38,233	$—
Product sales	210	63	318	678
Total revenues	292	63	38,551	678
Costs and expenses
Cost of product sales	1,093	8	3,139	365
Royalty expense	49	18	106	84
Research and development	9,076	6,465	30,462	24,964
Selling, general and administrative	7,719	5,758	27,342	19,819
Amortization of intangible assets	98	95	379	1,544
Impairment of intangible assets	5,162	—	7,942	43,398
Total costs and expenses	23,197	12,344	69,370	90,174
Loss from operations	(22,905)	(12,281)	(30,819)	(89,496)
Other income (expense)
Interest income	109	42	385	189
Interest expense	(842)	(924)	(3,396)	(1,585)
Other income (expense), net	305	(1)	255	5,140
Total other income (expense)	(428)	(883)	(2,756)	3,744
Loss before income taxes	$(23,333)	$(13,164)	$(33,575)	$(85,752)
Income tax benefit	—	309	—	1,698
Net loss	$(23,333)	$(12,855)	$(33,575)	$(84,054)
Net loss per share, basic and diluted	$(0.64)	$(0.37)	$(0.95)	$(2.45)
Weighted average shares outstanding, basic and diluted	36,571,927	34,540,001	35,273,228	34,355,525

ARATANA THERAPEUTICS, INC.

Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash, cash equivalents and short-term investments	$88,303	$86,202
Accounts receivable, net and prepaid expenses and other current assets	2,109	1,511
Inventories	11,130	1,306
Total current assets	101,542	89,019
Property and equipment, net	1,948	2,555
Goodwill	39,382	39,781
Intangible assets, net	7,639	15,067
Restricted cash	350	350
Other long-term assets	545	294
Total assets	$151,406	$147,066
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$13,263	$5,647
Licensing and collaboration commitment	7,000	—
Current portion – loans payable	14,413	—
Other current liabilities	12	37
Total current liabilities	34,688	5,684
Loans payable, net	25,775	39,710
Other long-term liabilities	540	122
Total liabilities	61,003	45,516
Total stockholders’ equity	90,403	101,550
Total liabilities and stockholders’ equity	$151,406	$147,066